Exhibit 5.1

Dr. Urs Kägi Attorney-at-Law, LL.M. +41 58 261 56 13 urs.kaegi@baerkarrer.ch Aebi Schmidt Holding AG Schulstrasse 4 8500 Frauenfeld Zurich, 5 May 2025

Form S-4 Registration Statement
Dear Sir or Madam,
We have been asked to issue a legal opinion letter as special Swiss legal counsel to Aebi Schmidt Holding AG, a stock corporation incorporated under the laws of Switzerland (the "Company") in connection with the filing of a registration statement on Form S-4 (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act") for the registration of ordinary registered shares in the Company, each with a par value of USD 1.00 (the "Shares") in connection with the merger (the "Merger") of The Shyft Group, Inc., a Michigan corporation ("Shyft") with and into Badger Merger Sub, Inc., a Michigan corporation ("Merger Sub") in accordance with and subject to the terms and conditions of the Agreement and Plan of Merger by and among Shyft, the Company, ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company ("US Holdco"), and Merger Sub, a direct, wholly owned subsidiary of US Holdco, dated as of December 16, 2024 (the "Merger Agreement").
The Shares subject to the Registration Statement will be issued by way of an ordinary capital increase of the Company as resolved by the EGM Resolution (as defined below), registered with the competent commercial register in the Canton of Thurgau, Switzerland (the "Commercial Register"), and issued to an exchange agent (the "Exchange Agent"), which will be acting in its own name but on behalf and for the account of the holders of Shyft common stock (the "Shyft Shareholders") as described in the Merger Agreement, and they will be limited to the number of the Shares necessary to be newly issued to effect the Merger and in any case not to exceed 39,634,782 Shares (the "Registered Shares").

Capitalized terms used but not defined in this legal opinion letter shall have the meaning ascribed to them in the Documents (as defined below).
1 Documents
In arriving at the opinions expressed in section 3 below, we have exclusively reviewed and relied on the following documents, (the documents referred to in this section 1 collectively the "Documents" and any individual document thereof a "Document"):
a)
an electronic copy of the Registration Statement, substantially in the form filed with the SEC on or about the date of this opinion letter relating to the registration of the offer and sale of the Registered Shares being issued to the Shyft Shareholders under the Securities Act;

b)	an electronic copy of the executed Merger Agreement, filed as Annex A to the Registration Statement;
c)	a copy of an extract from the Commercial Register regarding the Company, certified by the Commercial Register as of 1 April 2025;
d)
a copy of the articles of association (Statuten) of the Company, certified by the Commercial Register as of 1 April 2025 to correspond to the latest version filed with the Commercial Register (the "Articles"); and

e)
a copy of the public deed on agenda items 1 to 6 of the extraordinary shareholders' meeting of the Company dated 13 February 2025 unanimously resolving, inter alia, (i) an ordinary capital increase against contribution in kind against the issuance of Shares to an exchange agent (acting in its own name but on behalf of the Shyft Shareholders) under exclusion of the existing shareholders' subscription rights and (ii) the general revision of the articles of association, each subject to the condition precedent that the Merger is consummated (the "EGM Resolution").

No documents have been reviewed by us in connection with this legal opinion letter other than those listed above. Accordingly, our opinion is limited to the Documents and their legal implications under Swiss law.

2 Assumptions
In arriving at the opinions expressed in section 3 below, we have assumed (without verification) cumulatively that:
a)
the EGM Resolution has not been challenged within the applicable two-months deadline before court by any shareholder or the Board (it being understood that such deadline has expired and that we do not have any indication of any such challenge);

b)
the Board will duly and validly, within six months from the EGM Resolution, resolve on the implementation of the share capital increase and the creation and issuance of Registered Shares in accordance with the EGM Resolution, including on the respective amendments to the Articles and the legally required declarations (the "Board Resolutions");

c)	the issuance of the Registered Shares will be made in accordance with the EGM Resolution and the Board Resolutions;
d)	the payment of the issuance price for the Registered Shares will be made in compliance with Swiss law and the Registered Shares will be fully paid up;
e)
in respect of the capital increase concerning the Registered Shares, the (i) subscription for Registered Shares, (ii) the requisite report of the Board and the requisite report of an auditing company subject to governmental supervision (confirming, amongst other things, the foregoing), (iii) requisite amendments to the Articles, and (iv) entry of the Registered Shares into the competent commercial register, will be given and made, respectively, each in compliance with Swiss law;

f)
the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this legal opinion letter or at the date of the issuance of the Registered Shares;

g)	the Documents submitted to us as (hard or electronic) copies are complete and conform to the original document;
h)	all signatures and seals on any Document are genuine;

i)
the Merger Agreement has been duly authorized and validly entered into by the parties thereto, the obligations of the parties thereunder are all legally valid, binding and enforceable, and the Merger will be consummated in accordance with its terms;

j)
where a name is indicated (in print or in handwriting) next to a signature appearing on any Document, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any Document, the relevant Documents have been duly signed by authorized signatories;

k)
the Company's general meeting of shareholders and the Board will not pass any resolutions which relate to the share capital of the Company except for the EGM Resolution and the Board Resolutions, respectively;

l)
to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the "Authorizations") are to be obtained outside Switzerland, such Authorizations will have been obtained or fulfilled in due time, and will remain in full force and effect at all times through the issuance of the Shares;

m)
to the extent agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

n)
the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the Registered Shares.

3 Opinion
Based upon the foregoing, and subject to the qualifications set forth under section 4 below, we are of the opinion that:
a)	the Company is a stock corporation (Aktiengesellschaft) validly existing under the laws of Switzerland, with corporate power and authority to conduct its business in accordance with its Articles; and
b)
the Registered Shares, if and when issued by the Company for exchange as contemplated by the Merger Agreement, in accordance with Swiss law and the Articles, and registered with the Commercial Register, will be validly issued, fully paid as to their nominal value and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of them being holders of the Registered Shares).

4 Qualifications
This opinion letter is subject to Swiss law. The opinions expressed herein are limited to matters governed by the laws of Switzerland as in force and interpreted at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. We have made no investigation of the laws of any other jurisdiction as a basis for this opinion letter and do not express or imply any opinion thereon. The opinions herein are subject to the collection and bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general, including, without limitation, provisions relating to voidable preferences as set forth in articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended (the "DEBA"), laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch), protection against excessive commitment, and the principle of good faith (Grundsatz von Treu und Glauben)), regulatory requirements generally applying to each Swiss Company, public policy considerations, as well as to the laws and rules of civil procedure and, as the case may be, arbitration rules applying to creditors or debtors and claimants and defendants generally. Other qualifications to which the opinions expressed herein are subject are as follows:
a)
In issuing this legal opinion letter, we relied solely on the Documents and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof.

b)	We express no opinion herein as to whether the information set out in the Registration Statement is accurate, true, correct, complete or not misleading.
c)	No opinion is expressed on the exercise of shareholder rights, which are subject to Swiss law and the Company's articles of association as in effect at that point in time.
d)
We express no opinion as regards compliance with Swiss law and the Articles (including any amendments thereto) of the exclusion of the preferential subscription rights (Bezugsrechte) of the Company's shareholders in connection with the issuance of the Registered Shares.

e)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax or other non-corporate law matter.
f)
In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

* * * * *
We have issued this opinion as of the date hereof, and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.
This legal opinion is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Aebi Schmidt Common Stock" in the Registration Statement. In giving such consent, we do not admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
This legal opinion is furnished by us, as special Swiss legal counsel, to the Company, in connection with the filing of the Registration Statement. Without our prior written consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.
Any reliance on this legal opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.
This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.
Yours faithfully,
Bär & Karrer AG
/s/ Urs Kägi
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Dr. Urs Kägi